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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                SCHEDULE 13G/A



                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*


                            TITAN EXPLORATION, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, par value $.01
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  888289 10 5
                        ------------------------------
                                 (CUSIP Number)

                               December 31, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



Page 1 of 4 Pages
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                                 Schedule 13G

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  CUSIP NO.  888289 10 5
           ----------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


        Jack D. Hightower
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

        USA
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                            4,458,393
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY               0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                            4,458,393
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                            0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
        4,458,393
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

        11.1%/(1)/
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

        IN
------------------------------------------------------------------------------

----------------
(1) Based on 40,189,843 shares of Common Stock outstanding as of December 13, 1999.

                               Page 2 of 4 Pages
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        The Schedule 13G previously filed by the reporting person on February
14, 1997 is hereby amended as follows:

Item 1.

      No modification.

Item 2.

      No modification.

Item 3.

      No modification.

Item 4. Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:  4,458,373 shares.

     (b)  Percent of class:  11.1%

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote:  4,458,373 shares

          (ii)  Shared power to vote or to direct the vote: None

          (iii) Sole power to dispose or to direct the disposition of: 4,458,373 shares

          (iv)  Shared power to dispose or to direct the disposition of: None

Item 5.  Ownership of Five Percent or Less of a Class

         Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not applicable.

Item 8.  Identification and Classification of Members of the Group

         Not applicable.


                               Page 3 of 4 Pages




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Item 9.  Notice of Dissolution of Group

         Not applicable.

Item 10. Certification

         Not applicable.



                                   SIGNATURE


        After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date:  February 14, 2000


                                                 /s/ JACK D. HIGHTOWER
                                                --------------------------------
                                                Jack D. Hightower












                               Page 4 of 4 Pages